Exhibit 99.1
200 Connell Drive
Berkeley Heights, NJ 07922

Genta Announces Results of Tesetaxel Confirmatory Trial in Patients with Advanced Gastric Cancer

-- New data for response, survival, and safety to be presented at ASCO

-- Results support projections for new randomized trial

BERKELEY HEIGHTS, NJ – May 24, 2012 - Genta Incorporated (GNTA) today announced results from the Company’s Phase 2, confirmatory, clinical trial of tesetaxel as 2nd-line treatment of patients with advanced gastric cancer.  The trial was conducted at M.D. Anderson Cancer Center, Houston, TX, in collaboration with Northwestern University, Chicago, IL, the University of Pennsylvania, Philadelphia, PA, and the Severance Hospital, Seoul, Korea.  Detailed results will be presented next month at the annual meeting of the American Society of Clinical Oncology (ASCO).  Tesetaxel is the leading oral taxane in clinical development.

This 2nd-line study enrolled 53 patients who had progressed on at least one prior chemotherapy regimen that included a platinum compound (cisplatin, oxaliplatin, or carboplatin) and a fluoropyrimidine (5-fluorouracil, capecitabine [Xeloda®; Hoffman-La Roche, Inc.], or TS-1 (Taiho Pharmaceutical Co., Ltd.).  Two patient cohorts (13 patients each) were treated with fixed oral doses starting at 40-45 mg (Cohort 1) and 50-60 mg (Cohort 2).  Cohort 3 (27 patients) employed the maximally tolerable starting dose of 27 mg/m2, which is the dose specified in Genta’s randomized multinational trial.  Doses were repeated every 3 weeks, and overall response rate (ORR) was the study’s primary endpoint.

The ORR in Cohorts 1, 2 and 3 were 8%, 15% and 21%, respectively.  Median survival in Cohorts 1 and 2 was 7.6 and 7.5 months, respectively, whereas median survival has not been reached in Cohort 3. Tesetaxel was generally well-tolerated.  Neutropenia was the most common adverse event, followed by anemia and anorexia.  There were no episodes of fever associated with neutropenia.  No hypersensitivity reactions were observed.

Docetaxel (Taxotere®; Sanofi, Inc.), an intravenous taxane, is approved for 1st-line treatment of advanced gastric cancer.  Five studies have evaluated the activity of docetaxel as 2nd-line therapy.  In these studies, the ORR ranged from 5% to 19% with median OS ranging from 3.5 to 8.4 months.

Based on these favorable data, Genta recently initiated the TESEGAST study -- a multinational, randomized, placebo-controlled trial of tesetaxel as 2nd-line therapy for patients with advanced gastric cancer. In this “all-oral” chemotherapy program, all patients receive capecitabine, and they are randomly assigned to receive tesetaxel or placebo.  The primary endpoint of the TESEGAST trial is overall survival

“With this study, Genta has completed an extensive Phase 2 evaluation of tesetaxel as 2nd-line treatment in a total of 88 patients with advanced gastric cancer,” said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “Our data confirm the activity of tesetaxel in gastric cancer at a level that is at least equivalent to docetaxel, but with an improved safety profile.  Results from this new study support projections for overall survival in our randomized trial.  We look forward to accelerating recruitment to this new multinational study.”

About Gastric Cancer

Globally, cancer of the stomach (gastric cancer) is the fourth most common type of cancer and the second most common cause of cancer death in men.  Approximately one million new cases are diagnosed each year.  The disease shows a marked geographic distribution, with most cases arising in East Asia.  The disease is especially prevalent in Korea, Japan, and China.  The American Cancer Society estimates that approximately 21,000 new cases of gastric cancer are diagnosed in the U.S. each year that result in approximately 11,000 deaths.

Genta is conducting a multinational, randomized, double-blind trial that compares capecitabine with tesetaxel or placebo in patients with 2nd-line gastric cancer.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

•	Is active in diseases that are resistant to standard taxanes
•	Is not associated with serious (occasionally fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Offers flexible and convenient dosing for patients

Thus, tesetaxel offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for registration.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipates”, “projects”, “expects”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•
the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's most recent Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com